Exhibit 99.02

                                  Press Release

Entergy Joint Venture with Hyperion Will Offer Local Telecom Service in Little Rock, Jackson, and Baton Rouge

           LITTLE ROCK, Ark., Feb. 18 /PRNewswire/ -- Entergy Corporation (NYSE:
ETR), today announced an agreement to form a joint venture with Hyperion Telecommunications of Coudersport, Pennsylvania. The proposed joint venture will, by year-end, offer competitive telephone services to primarily commercial customers in the Little Rock, Jackson, and Baton Rouge metropolitan areas. Entergy Hyperion Telecommunications will offer a full range of local exchange services as well as access to long distance carriers.

           In announcing the joint venture, Entergy's Chairman and President Ed Lupberger said, "This is an exciting opportunity for Entergy. We look forward to delivering state-of-the-art telecommunications services in partnership with Hyperion." Lupberger emphasized that commercial customers will be Entergy Hyperion's primary market. "We are going to be committed to helping customers' businesses become more successful by offering advanced services at a lower cost. Entergy is pleased to partner with a company like Hyperion, which has an unequaled industry reputation for quality and reliability."

           Entergy Hyperion will deploy sophisticated digital switching platforms that will provide customers with enhanced local exchange services. The joint venture will also provide high capacity dedicated telecommunications services between business and commercial locations, and between business locations and long distance carriers. These services will be provided via state-of-the-art fiber optic cable that will feature SONET (Synchronous Optical Network) equipment. SONET technology offers a host of superior performance, reliability, and cost advantages over conventional copper technologies that remain the backbone of many incumbent telephone company networks.

           Entergy Hyperion's networks in the three state capitals will total over 350 miles of fiber optic cable. According to Dan Milliard, President of Hyperion, "We are committed to building large networks that will cover downtown business districts, as well as suburban office parks and other areas where there are concentrations of telecommunications traffic. This joint venture," Milliard said, "not only offers significant potential for both Hyperion and Entergy, but more importantly benefits businesses in Baton Rouge, Jackson, and Little Rock." Milliard said consumers will be offered better services, lower costs, and the highest level of attention and service from Entergy Hyperion. Milliard added that the existence of such a large and robust telecommunications infrastructure would stimulate economic development in Baton Rouge, Jackson and Little Rock. Construction is scheduled to be completed in the fourth quarter of 1997.

           Entergy Corporation headquarted in New Orleans, Louisiana, is an energy company with worldwide power production and diversified electric service operations. Its regulated subsidiaries deliver electricity and related services to 2.4 million retail customers in Arkansas, Louisiana, Mississippi, and Texas. Other subsidiaries provide wholesale electricity to other utilities, own and operate domestic and overseas power systems, and sell energy management, security monitoring, and telecommunications systems and services.


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           Hyperion Telecommunications is the third largest competitive local exchange carrier in the country in terms of route miles and buildings connected. Hyperion presently operates 15 telecommunications networks throughout the country with over 3,000 route miles of fiber connecting 1200 buildings. Hyperion is a subsidiary of Adelphia Communications Corporation of Coudersport, Pennsylvania, the nation's seventh largest cable TV company with over 1.6 million subscribers in 13 eastern states.

           Entergy Corporation's on-line address is http://www.entergy.com.

SOURCE Entergy Corporation
  - 0 -     02/18/97
              /  CONTACT:  Media:  Patrick  Sweeney,  504-576-4160;
Internet:   psweene@entergy.com;   Investor  Relations,  Stuart  Ball,
504-576-4817; Internet: sball@entergy.com, both of Entergy Corporation or Randy Fowler, Hyperion Telecommunications, 412-221-1888/
     (ETR)